Exhibit 16.1

CHARTERED	1100 – 1177 West Hastings Street	mackay.ca
ACCOUNTANTS	Vancouver, BC V6E 4T5
MacKay LLP	Tel: 604-687-4511
Fax: 604-687-5805
Toll Free: 1-800-351-0426
www.MacKayLLP.ca

October 6, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for FLM Minerals Inc. (the “Company”). We have read the Company’s current report on 8-K dated October 6, 2008 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

Vancouver, Canada	“MacKay LLP”
Chartered Accountants